Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

November 1, 2024

Board of Trustees

AIM International Mutual Funds (Invesco International Mutual Funds)

11 Greenway Plaza, Suite 1000

Houston, Texas 77046-1173

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to AIM International Mutual Funds (Invesco International Mutual Funds) (“AIMF”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), Invesco EQV Asia Pacific Equity Fund, a series of AIMF (the “Acquiring Fund”), will assume the assets and liabilities of Invesco Greater China Fund, a series of AIM Investment Funds (Invesco Investment Funds) (the “Target Fund”), in exchange for shares of the Acquiring Fund as set forth in Exhibit A (the “Reorganization”). The purpose of the Registration Statement is to register shares to be issued by the Acquiring Fund in connection with the Reorganization.

We have reviewed the Fifth Amended and Restated Agreement and Declaration of Trust (“Trust Agreement”) and By-Laws of AIMF, in each case as amended to the date hereof, resolutions adopted by AIMF in connection with the Reorganization, the form of Agreement, which has been approved by AIMF’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.

The shares of the Acquiring Fund will be issued in accordance with AIMF’s Trust Agreement and By-Laws, each as amended to date, the Agreement, and resolutions of AIMF’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

2.	The shares of the Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to the Target Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by AIMF.

Philadelphia, PA • Malvern, PA • Cherry Hill, NJ • Newark, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL • Long Beach, CA

A Pennsylvania Limited Liability Partnership

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of AIMF shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to the Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP
STRADLEY RONON STEVENS & YOUNG, LLP

EXHIBIT A

Acquiring Fund (and share classes)	Corresponding Target Fund (and share classes)
AIM International Mutual Funds (Invesco International Mutual Funds)	AIM Investment Funds (Invesco Investment Funds)

Invesco EQV Asia Pacific Equity Fund	Invesco Greater China Fund
Class A	Class A
Class C Class R* Class Y Class R6	Class C Class R Class Y Class R6 Class R5**
*	Class R shares of the Invesco EQV Asia Pacific Equity Fund will not be issued until the Reorganization is effective.
**	Class R5 shares of Invesco Greater China Fund have no shareholders and were closed effective October 9, 2024.